News

DENBURY ANNOUNCES COVENANT AMENDMENT
IN ITS OFFERS TO EXCHANGE
OUTSTANDING SENIOR SUBORDINATED NOTES FOR
NEW 7½% SENIOR NOTES DUE 2022

PLANO, TX – January 12, 2016 – Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced that it has amended the “Limitation on Liens” covenant in its previously announced Exchange Offers to Eligible Holders (as defined below) of its outstanding 6⅜% Senior Subordinated Notes due 2021, 5½% Senior Subordinated Notes due 2022, and 4⅝% Senior Subordinated Notes due 2023 (collectively, the “Old Notes”), to exchange a portion of their Old Notes for newly issued 7½% Senior Notes due May 15, 2022 (the “New Senior Notes”).

The amendments to the Exchange Offers require that the New Senior Notes will be equally and ratably secured in the event that the Company issues debt securities that are secured by junior liens (such as second or other subordinated liens). The amendment to the Exchange Offers is set forth in more detail in a supplement, dated January 12, 2016, to the Company’s offering memorandum dated December 21, 2015.

The Exchange Offers will expire at 11:59 p.m., New York City time, on January 20, 2016, unless extended or earlier terminated by the Company (the “Expiration Time”).

The Exchange Offers are subject to, and conditioned upon, the satisfaction or waiver of conditions set out in the offering memorandum, as supplemented, and the related letter of transmittal, each dated December 21, 2015, subject to the Company’s right to amend or terminate any of the Exchange Offers prior to the Expiration Time.

The New Senior Notes have not been and will not be registered under the U.S. Securities Act of 1933, as amended, or under any state securities laws. The New Senior Notes may not be offered or sold within the United States, absent registration or an applicable exemption from registration requirements.

The Exchange Offers are extended only to, and the offering memorandum supplement will be sent only to, “Eligible Holders” of Old Notes who complete and return an eligibility form confirming that they are either a “qualified institutional buyer” under Rule 144A or not a “U.S. person” under Regulation S, as defined under applicable securities laws. The complete terms and conditions of the Exchange Offers, as well as the terms of the New Senior Notes, are described in the offering memorandum, as amended by the supplement, dated January 12, 2016, and the related letter of transmittal, copies of which may be obtained by Eligible Holders by contacting Global Bondholder Services Corporation, the exchange agent and information agent in connection with the Exchange Offers, at (866) 470-4500 or (212) 430-3774 (banks and brokers) or by visiting http://gbsc-usa.com/eligibility/Denbury to complete the eligibility process.

This press release does not constitute an offer to sell or a solicitation of any offer to buy any securities, nor shall there be any sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Denbury is an independent oil and natural gas company with operations focused in two key operating areas: the Gulf Coast and Rocky Mountain regions. The Company’s goal is to increase the value of its properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to CO2 enhanced oil recovery operations.
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DENBURY CONTACTS:
Mark C. Allen, Senior Vice President and Chief Financial Officer, 972.673.2000
Ross M. Campbell, Manager of Investor Relations, 972.673.2825